THE BEAR STEARNS COMPANIES INC.
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      (IN THOUSANDS, EXCEPT FOR RATIO)


                                                                                                                    EXHIBIT 12



                                 (Unaudited)                                    Five Months
                             Three Months Ended          Fiscal Year Ended        Ended                 Fiscal Year Ended
                          ------------------------   ------------------------   -----------   -------------------------------------
                          February 28, February 23,  November 30, November 30,  November 26,    June 30,     June 30,     June 30,
                             2002          2001         2001         2000          1999          1999         1998          1997
                          -----------  -----------   -----------  -----------   -----------   -----------  -----------  -----------
Earnings before taxes
   on income              $   273,527  $   252,964   $   934,444  $ 1,171,523   $   453,592   $ 1,064,108  $ 1,063,492  $ 1,013,690
                          -----------  -----------   -----------  -----------   -----------   -----------  -----------  -----------
Add:  Fixed Charges

      Interest                478,966      922,389     3,793,998    4,772,286     1,524,046     3,344,190    3,622,629    2,532,181
      Interest factor
        in rents               10,133        7,697        33,500       32,200        12,783        31,363       30,130       26,516
                          -----------  -----------   -----------  -----------   -----------   -----------  -----------  -----------
  Total fixed charges         489,099      930,086     3,827,498    4,804,486     1,536,829     3,375,553    3,652,759    2,558,697
                          -----------  -----------   -----------  -----------   -----------   -----------  -----------  -----------
Earnings before fixed
   charges and taxes
   on income              $   762,626  $ 1,183,050   $ 4,761,942  $ 5,976,009   $ 1,990,421   $ 4,439,661  $ 4,716,251  $ 3,572,387
                          ===========  ===========   ===========  ===========   ===========   ===========  ===========  ===========

Ratio of earnings to
   fixed charges                  1.6          1.3           1.2          1.2           1.3           1.3          1.3          1.4
                          ===========  ===========   ===========  ===========   ===========   ===========  ===========  ===========




Note: Certain reclassifications have been made to prior period amounts to conform to the current period's presentation.



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